EXHIBIT 4.1

SUBSCRIPTION AND SURRENDER AGREEMENT

This SUBSCRIPTION AND SURRENDER AGREEMENT (this “Agreement”) dated as of September 3, 2014, by and between Twinlab Consolidation Corporation, a Delaware Corporation (“Company”) and Thomas Tolworthy (“Purchaser”).

WITNESSETH:

WHEREAS, Purchaser desires to subscribe for, and Company desires to issue to Purchaser, a share of preferred stock in the Company pursuant to the terms set forth in this Agreement; and

WHEREAS, Purchaser is the holder of 104,000,000 shares of common stock of the Company (the “Common Stock”);

WHEREAS, Purchaser desires to contribute, transfer, assign, convey and deliver to the Company, and the Company desires to accept and acquire from Purchaser, a portion of its shares of Common Stock pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Subscription.  Subject to the terms and conditions of this Agreement, Purchaser hereby subscribes for one (1) share of Series A Redeemable Preferred Stock, $0.0001 par value per share, with rights and preferences as set forth in that certain Certificate of Designation, Preferences and Rights dated September 3, 2014 (“Series A Preferred Share”), of the Company, in exchange for a total consideration of $200,000 (the “Purchase Price”). At the closing of the transaction contemplated hereby, (i) Purchaser shall fulfill its subscription by paying the Purchase Price by wire transfer of immediately available funds to an account designated by the Company, and (ii) the Company shall deliver to Purchaser a stock certificate duly executed by the Company representing the Series A Preferred Share.

2. Surrender of Common Stock.

(a) In consideration of one dollar ($1.00), the receipt and sufficiency of which are hereby acknowledged by Purchaser, Purchaser hereby irrevocably agrees to contribute, transfer, assign, convey and deliver up to a total amount of 65,306,102 shares of Common Stock (the “Surrendered Shares”) upon demand and pursuant to the directions of the board of directors of the Company from time to time. The Surrendered Shares shall be cancelled and returned to treasury by the Company. If certificated, the surrender of any Surrendered Shares shall be made by prompt delivery by Purchaser of the stock certificate(s) for such Surrendered Shares as directed by the board of directors of the Company.  As a result of such cancellation, the parties hereto agree and affirm that Purchaser shall have absolutely and irrevocably released any and all of his interests in all of the Surrendered Shares.

(b) The Company agrees that the Surrendered Shares shall be used for any lawful purposes of the Company, including, but not limited to, the following:

(i) Up to 17,312,492 Surrendered Shares shall be used as stock awards or stock grants pursuant to the terms and conditions of the 2013 Stock Incentive Plan of the Company and/or any other employee stock inventive plans the Company may from time to time institute;

(ii) Up to 200,000 Surrendered Shares shall be used as stock awards or grants to any independent member of the board of directors of the Company; and

(iii) the remainder of the Surrendered Shares shall be used for the consummation of any future issuance of capital stock, acquisitions of other companies, enterprises, going concerns or assets, or any other lawful purpose as the board of directors of the Company, in its discretion, may deem necessary, proper or advisable.

3. Acknowledgements, Representations, Warranties and Agreement of Purchaser.  In connection with the execution of this Agreement and to induce the Company to sell the Series A Preferred Share to Purchaser, Purchaser  hereby represents, warrants and agrees as follows:

(a) Purchaser is fully aware that the offering and sale of capital stock in the Company, including the Series A Preferred Share being acquired by such Purchaser, have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws of any national, provincial, state or local jurisdictions (whether U.S. or non-U.S.), and the offering has been made in reliance upon U.S. federal and state exemptions for transactions not involving a public offering.  In furtherance thereof, such Purchaser represents and warrants that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.  Purchaser acknowledges that at no time was it presented with, or solicited by, any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation with respect to the offering of the Series A Preferred Share by the Company.

(b) Purchaser acknowledges that the Company has not been and will not be registered as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

(c) Purchaser is sufficiently knowledgeable and experienced (either alone or together with any advisors retained by Purchaser in connection with evaluating the merits and risks of the prospective investment in the Company) in financial and business matters to be capable of evaluating the merits and risks of investing in the Company and to make an informed decision relating thereto.  Purchaser has the financial capability for making the investment, can afford a complete loss of the investment, and the investment is a suitable one for such Purchaser.  Purchaser understands and recognizes that an investment in the Company involves certain risks and Purchaser understands and accepts such risks.

(d) Purchaser is aware of its inability to liquidate its investment readily in case of an emergency or otherwise and the fact that the Series A Preferred Share being purchased may have to be held for an indefinite period of time.  Purchaser’s overall commitment to investments which are not readily marketable is not excessive in view of its net worth and financial circumstances and the purchase of the Series A Preferred Share will not cause such commitment to become excessive.

(e) Purchaser is acquiring the Series A Preferred Share for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Series A Preferred Share.  Purchaser hereby agrees not to make any sale, transfer or other disposition of any such Series A Preferred Share unless either (i) the Series A Preferred Share first shall have been registered under the Securities Act and all other applicable national, provincial, state and/or local jurisdiction’s securities laws (whether U.S. or non-U.S.), or (ii) an exemption from such registration is available, and the Company has received such documents and agreements from such Purchaser and the transferee as the Company reasonably requests at such time.

(f) Purchaser has good and marketable title to the Surrendered Shares, free and clear of any mortgage, pledge, lien, encumbrance, charge, security, security interest or other claim against title, other than general restrictions under federal and state securities laws or the charter documents of the Company. Upon consummation of the transactions contemplated by Section 2 hereof, Purchaser will deliver to the Company, from time to time (as applicable), good and marketable title to the Surrendered Shares, free and clear of any mortgage, pledge, lien, encumbrance, charge, security  interest or other claim against title, other than general transfer restrictions under federal and state securities laws.

4. Covenant of Purchaser.   From and after the date of this Agreement, Purchaser shall execute and deliver (or cause to be executed and delivered) such further instruments of conveyance and transfer and take such additional action as the Company may reasonably request to effect, consummate, confirm or evidence the contribution to the Company of the Surrendered Shares.

5. Representations and Warranties of the Company.  The Company represents and warrants to Purchaser as follows:

(a) Organization, Authority, etc.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Binding Effect.  This Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) No Solicitation.  No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Series A Preferred Share.  No registration of the Series A Preferred Share pursuant to the provisions of the Securities Act, or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Series A Preferred Share.

6. Miscellaneous.

(a) Amendment.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

(b) Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) on the first business day following date sent if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent (if such date is a business day at the recipient’s address, otherwise on the next business day at the recipient’s address) by facsimile or e-mail of a PDF document (with confirmation of receipt by recipient); in each case a party’s refusal or willful avoidance of delivery shall be deemed to constitute delivery.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(b)):

If to the Company:               Twinlab Consolidation Corporation
632 Broadway, Suite 201
New York, New York 10012
Facsimile: (212) 505-5413
E-mail: rneuwirth@twinlab.com
Attention: General Counsel

To Purchaser:                       Mr. Thomas Tolworthy
4 Avenue at Port Imperial
Apt. 4205
West New York, NJ 07093
Facsimile: (212) 505-5413
E-mail: ttolworthy@twinlab.com

(c) Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

(d) Headings.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(e) Choice of Law.  It is the intention of the parties that the internal laws, and not the laws of conflicts, of the State of Delaware should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

(f) Counterparts.  This Agreement and any amendments hereto may be signed in counterparts and, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(g) Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

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IN WITNESS WHEREOF, Purchaser and the Company have executed this Agreement as of the date first written above.

COMPANY:

TWINLAB CONSOLIDATION CORPORATION

By:   /S/ Richard H. Neuwirth
                                                                                   Name:  Richard H. Neuwirth
Title:    Chief Legal Officer & Secretary

PURCHASER:

THOMAS A. TOLWORTHY

By:   /S/ Thomas A. Tolworthy

[Signature Page to Subscription and Surrender Agreement]